                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
[X] Definitive Information Statement

                          MINORPLANET SYSTEMS USA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined)

    ----------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5)  Total fee paid:

    ----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3)  Filing Party:

    ----------------------------------------------------------------------------

    (4)  Date Filed:

    ----------------------------------------------------------------------------

                          MINORPLANET SYSTEMS USA, Inc.
                            1155 Kas Drive, Suite 100
                             Richardson, Texas 75081


                              ---------------------
                              INFORMATION STATEMENT
                              ---------------------


To the Stockholders of Minorplanet Systems USA, Inc.:

         This information statement is being mailed to the stockholders of Minorplanet Systems USA, Inc., a Delaware corporation, to give you notice of the corporate actions we intend to take to approve an amendment to our restated certificate of incorporation to effect a one-for-five reverse stock split of our common stock. Mackay Shields LLC and Erin Mills Investment Corporation, which together hold the voting power of more than a majority of our issued and outstanding shares of common stock, have executed a written consent approving the amendment to the certificate of incorporation. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this information statement is furnished solely for the purpose of informing our other stockholders, in the manner required under the Securities Exchange Act of 1934, of these corporate actions before they take effect. The record date for determining stockholders entitled to receive this information statement has been established as the close of business on November 7, 2003.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         On October 9, 2003, our board of directors proposed amending Article IV of our certificate of incorporation to effect a one-for-five reverse stock split. The proposed amendment will reduce the number of issued and outstanding shares of our common stock by approximately 4/5, with each 5 shares of common stock currently outstanding, referred to as "old common stock," becoming 1 share of "new common stock." Further, each option to purchase 5 shares of our common stock under our 1994 stock option plan will become the option to purchase 1 share of our common stock. The text of this proposed amendment is attached to this information statement as Appendix A.

         Under Delaware law, any action that is required to be taken, or that may be taken, at any annual or special meeting of stockholders of a Delaware corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting for the action taken, is signed by the holder or holders of the outstanding voting securities having not less than the minimum number of votes necessary to authorize such action. As of November 7, 2003, the date on which the stockholders holding more than 50% of the voting power of our issued and outstanding common stock executed the stockholder consent, Mackay Shields LLC held the voting power for 10,699,794 shares and Erin Mills owned 22,196,182 shares of our common stock, which is approximately 22% and 46.0%, respectively, of the total number of outstanding shares of our common stock, our sole voting security. Because the reverse stock split has been approved by a majority of the issued and outstanding shares of common stock as required by Delaware law, no further votes are required. Corporate actions taken by written consent of these two stockholders will take effect approximately 21 days after the mailing of this information statement, which date is on or about December 3, 2003. After the effectiveness of the written consent of our majority stockholder, we intend to file an amendment to our restated certificate of incorporation to effect a one-for-five reverse stock split of our common stock, acquire a new CUSIP number for our common stock and make all other Nasdaq and regulatory filings. Our board of directors and management are not aware of any other action that will be authorized in such consent.

         This information statement is first being sent or given to our stockholders on or about November 12, 2003.


November 12, 2003

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

         Only holders of record of our common stock as of the close of business on November 7, 2003, the record date, will be entitled to receive this information statement. As of the close of business on the record date, there were 48,349,161 shares of common stock issued and outstanding and entitled to vote on matters on that date.

                                QUORUM AND VOTING

         The affirmative vote of a majority of the issued and outstanding shares of our common stock is required for the approval of the amendment to our restated certificate of incorporation which will effect the one-for-five reverse split. Each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in his, her or its name on our books as of the record date on any matter submitted to a vote at a meeting of the stockholders. However, under Delaware law, any action which may be taken at any stockholders' meeting may be taken by written consent of the holders of the requisite number of shares of common stock required to take such action. There will be no broker non-votes or abstentions in the tabulation of votes as two stockholders (which collectively hold more than a majority of our outstanding shares of common stock) are acting by majority written consent.

                               DISSENTER'S RIGHTS

         Delaware law does not provide for dissenter's rights or rights of appraisal with respect to the matter acted upon by the written consent of the majority of our stockholders.

                      THE ONE-FOR-FIVE REVERSE STOCK SPLIT

PURPOSE OF THE REVERSE SPLIT

         The purpose of the reverse stock split is to facilitate the continued listing of our common stock on the Nasdaq SmallCap Market. On October 8, 2003, we received a notice from Nasdaq that our common stock has failed to maintain a minimum bid price of $1.00 on a consistent basis as required for continued listing on the Nasdaq SmallCap Market. Nasdaq expressed concern about our ability to maintain the minimum bid price of $1.00 in the future, and allowed us 90 days to effect a reverse stock split. This letter follows the written notifications we received from Nasdaq on October 11, 2002 and April 10, 2003, respectively, in which Nasdaq granted us two 180-day extensions to meet the minimum closing bid price requirement. During the last 12 months, the closing bid price of our common stock has ranged from $0.43 to $0.98 per share. The October 8, 2003 letter is attached to this information statement as Appendix B. Nasdaq has informed us that the closing price of our common stock must be over $1.00 for a period of 10 consecutive days by January 6, 2004 or our common stock will be delisted. Hence, our common stock will probably be delisted from Nasdaq if reverse stock split is not completed.

POTENTIAL CONSEQUENCES

         If the market price for our common stock remains below $1.00 per share and we are no longer listed on the Nasdaq SmallCap Market, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers selling penny stock must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock can be completed, and disclosure is required about:

         o sales commissions payable to both the broker-dealer and the registered representative; and

         o        current quotations for the securities.

Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

         The board of directors believes that the reverse stock split is likely to result in the bid price of our common stock rising above the $1.00 minimum bid price requirement, thereby permitting the continued listing of our common stock on the Nasdaq SmallCap Market. However, there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that the market price of our common stock will rise or remain above $1.00 after the one-for-five reverse stock split.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

         The reverse stock split will become effective at such time as we file the amendment to our restated certificate of incorporation with the Delaware Secretary of State. Even if the reverse stock split is approved by stockholders, our, board of directors has discretion not to carry out the reverse stock split if it determines that the reverse split is not necessary to avoid the delisting of our common stock from the Nasdaq SmallCap Market, based on market prices at the time, or it determines that the split will not be beneficial for any other reason. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

CERTIFICATES AND FRACTIONAL SHARES

         As soon as practicable after the effective date of the reverse stock split, we will request all stockholders to return their stock certificates representing shares of old common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of new common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. STOCKHOLDERS SHOULD NOT SUBMIT THEIR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE THESE INSTRUCTIONS. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent's instructions, together with the property executed and completed letter of transmittal.

         Beginning with the effective date, each old certificate, until surrendered and exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of new common stock into which the shares evidenced by the old certificates have been converted. No fractional shares will be issued. In lieu of any fractional shares, each holder of old common stock who would otherwise have been entitled to a fraction of a share of new common stock upon surrender of the holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying:

         o the fractional share to which the holder would otherwise be entitled, after taking into account all shares of old common stock then held of record by the holder; and

         o the average last sale price of shares of old common stock for the 20 trading days immediately before the effective date, or if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported on the Nasdaq SmallCap Market.

EFFECTS OF THE REVERSE STOCK SPLIT

         The principal effect of the reverse stock split will be to decrease the number of shares of common stock that will be outstanding from approximately 48,349,161 to approximately 9,669,832 shares. In addition, the board of directors will take appropriate action to adjust proportionately the number of proposed stock issuance shares of common stock issuable upon exercise of outstanding options under the 1994 stock option plan to reflect the reverse stock split. All of our outstanding warrants will be automatically adjusted to reflect the reverse stock split. As a result, following the effective date, the number of shares of common stock issuable upon the exercise of outstanding options under the 1994 stock option plan will be reduced from approximately 1,627,424 shares to approximately 325,484 shares.

         We expect the reduction in the number of outstanding shares to increase the bid price of our common stock, although there can be no assurance that the price will increase in inverse proportion to the one-for-five reverse stock split ratio. The trading price of our common stock depends on many factors, many of which are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend purchasing our common stock.

         The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Stockholders who hold odd-lots may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

         The shares of new common stock will be fully paid and non-assessable. The amendments will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Because no fractional shares of new common stock will be issued, any stockholder who owns fewer than 5 shares of old common stock will cease to be one of our stockholders on the effective date. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of common stock. No stockholder's percentage ownership of the new common stock will be altered by the reverse stock split except for the effect of eliminating fractional shares. We estimate that the cost to pay for the fractional shares will not be material.

         While our issued and outstanding shares will be reduced by 4/5ths, our authorized common stock will not be reduced. Hence, the overall effect will be an increase in the number of authorized but unissued shares of common stock. Our board of directors may issue these shares in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

         While the board of directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the board of directors is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control us. The reverse stock split is not being recommended by the board as part of an anti-takeover strategy.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

         The following description of certain federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement, which are subject to change prospectively as well as retroactively. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, banks, regulated investment companies, personal holding companies, tax-exempt entities, nonresident aliens, broker-dealers or insurance companies) or any aspects of state, local or foreign tax laws. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

         Because the reverse stock split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, and because cash is being issued in lieu of fractional shares to avoid the trouble, expense and inconvenience of issuing fractional shares, the reverse stock split should not result in the recognition by stockholders of any gain or loss for federal income tax purposes (except to the extent of the cash received in lieu of fractional shares). The holding period for each share of new common stock received by a stockholder will include the stockholder's holding period for its shares of old common stock with respect to which the shares of new common stock are issued, provided that the shares of old common stock were held as capital assets. The adjusted tax basis of each share of new common stock received by a stockholder (including the fractional share for which cash is received) will be the same as the adjusted tax basis of the shares of old common stock with respect to which the share of new common stock is issued. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of November 7, 2003, regarding beneficial ownership of our common stock and the percentage of total voting power held by:

         o each stockholder who is known by us to own more than five percent (5%) of our outstanding common stock;

         o        each director;

         o        each executive officer; and

         o        all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The beneficial ownership information is based on the most recent Schedule 13D or 13G filed with the SEC by the named stockholders.

                                                    NUMBER
                                                  OF SHARES OF       PERCENT
                                                  COMMON STOCK       OF CLASS
                                                  BENEFICIALLY      BENEFICIALLY
       NAME OF HOLDER                                OWNED            OWNED
---------------------------------------------     ------------     ------------
Erin Mills Investment Corporation                   22,196,182             46.0%
  7501 Keele Street, Suite 500
  Concord, Ontario L4K 1Y2

Minorplanet Systems PLC                              9,621,483             19.9%
  Greenwich House
  Sheepscar, Leeds LS4 2LE
  United Kingdom

Mackay Shields LLC                                  10,699,794             22.1%
  9 West 57th Street
  New York, NY 10019

Gerry C. Quinn (1)                                      54,530                *

John T. Stupka (1)                                       3,798                *

Michael D. Beverley DL, DA, SCA, SRSA                       --               --

David H. Bagley (1)                                     15,901                *

J. Raymond Bilbao (1)                                    5,480                *

Robert Gray                                                402

Robert J. Lambert, Jr. (1)                              17,400                *

W. Michael Smith (1)                                    16,480                *

Ron Thompson (1)                                         8,260                *

All directors and executive officers as a              121,849                *
group  (9 persons) (2)

----------

*        Less than 1%

(1) This individual does not actually own any shares of common stock. This number represents the number of shares that this individual may acquire upon the exercise of stock options that are exercisable within 60 days of November 7, 2003.

(2) All directors and executive officers (9 persons) collectively own 402 shares of common stock and beneficially own 121,447 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of November 7, 2003.

CHANGE OF CONTROL OF MINORPLANET SYSTEMS USA, INC.

            On October 7, 2003, we announced Minorplanet Systems PLC, a United Kingdom public limited company (MPUK) transferred 42.1% (approximately 20.4 million shares) of our outstanding shares of common stock to Erin Mills, ending MPUK's majority ownership of us effective October 6, 2003. Following this share transfer, Erin Mills now holds 46 percent (approximately 22.2 million shares) of our outstanding common stock, while MPUK retains 19.9% (approximately 9.6 million shares) of the outstanding common stock.

            In connection with the MPUK share transfer to Erin Mills, we also obtained the option to repurchase from Erin Mills up to 19.4 million shares of our common stock at an exercise price of $0.01 for every 1,000 shares we repurchase, pursuant to that certain Stock Repurchase Option Agreement between us and Erin Mills dated August 15, 2003. Gerry Quinn, the president of Erin Mills, currently serves on our board of directors. The Stock Repurchase Option Agreement is filed as Exhibit 99.2 to our Form 8-K filed with the SEC on August 27, 2003.

            In addition we also closed the following transactions with MPUK on October 7, 2003 pursuant to the letter agreement dated August 15, 2003 (filed as Exhibit 99.1 to our Form 8-K filed with the SEC on August 27, 2003):

         o MPUK irrevocably waived certain approval rights, including the right to appoint members to our board of directors, as are currently provided for in that certain Stock Purchase and Exchange Agreement dated February 14, 2001 and our bylaws;

         o MPUK waived $1.8 million of accrued executive consulting fees that it had previously billed to us.

         o The exclusive License and Distribution Agreement, which grants to our United Kingdom-based subsidiary a 99-year, royalty-free, exclusive right and license to market, sell and commercially exploit the Vehicle Management Information(TM) (VMI(TM)) technology in the United States, Canada and Mexico, was amended to grant MPUK, or its designee, the right to market and sell the VMI technology, on a non-exclusive basis, in the Northeast region of the United States. We retained the right to market and sell the VMI technology under the Minorplanet name and logo in this Northeast region.

         o MPUK obtained anti-dilution rights from us, under which it has the right to subscribe for and to purchase at the same price per share as the offering or private sale, that number of shares necessary to maintain the lesser of (i) the percentage holdings of our stock on the date of subscription or (ii) 19.9 percent of our issued and outstanding common stock.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed reverse stock split which is not shared by all other stockholders, pro rata.

                                  OTHER MATTERS

         There is no other business to be transacted by written consent in lieu of a special meeting to which this information statement pertains.

                             ADDITIONAL INFORMATION

          PLEASE READ THE ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. The complete mailing address of our principal executive offices is 1155 Kas Drive, Suite 100, Richardson, Texas 75081. We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file annual and quarterly reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. A copy of any public filing is also available, at no charge, by contacting our secretary, J. Raymond Bilbao, at (972) 301-2000.

                                  By Order of the Board of Directors


                                  J. Raymond Bilbao,
                                  Senior Vice President, Secretary and
                                  General Counsel

Richardson, Texas
November 12, 2003

                                                                      APPENDIX A


                          MINORPLANET SYSTEMS USA, INC.

             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

         Article IV of the Corporation's Restated Certificate of Incorporation is hereby amended by deleting said Article IV in its entirety and replacing it with the following in lieu thereof:

                               "IV. CAPITALIZATION

         The aggregate number of shares of capital stock which the corporation shall have authority to issue is 100,020,000 shares consisting of 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 20,000 shares of preferred stock, par value $0.01 per share. Each holder of a share of Common Stock shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate. On June 4, 2001, the corporation previously effected a one-for-five reverse stock split, and this Amendment is intended to effect a second one-for-five reverse stock split.

         Simultaneously with the effective date of the filing of this Amendment to the Restated Certificate of Incorporation (the "Effective Date"), each five
(5) shares of Common Stock (and each option, warrant and all other securities convertible into shares of Common Stock, that represent the right to acquire five (5) shares of Common Stock) of the corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one (1) share of Common Stock (or as an option, warrant or other security convertible into shares of Common Stock, into the right to acquire one (1) share of Common Stock, as they case may be). The corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the last sale price per share of the Old Common Stock on the 20 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq SmallCap Market. No interest shall be payable on the Cash-in-Lieu Amount.

         The Board of Directors of the corporation, by resolution or resolutions, may at any time and from time to time, divide and establish any or all of the unissued shares of preferred stock not then allocated to any series of preferred stock into one or more series and, without limiting the generality of the foregoing, fix and determine the designation of each such share, the number of shares which shall constitute such series and certain powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions and voting rights of the shares of each series so established."

                                                                      APPENDIX B


                              [NASDAQ STOCK MARKET
                                   LETTERHEAD]

By Facsimile and Overnight Mail

October 8, 2003

Mr. W. Michael Smith
Executive Vice President and Chief Financial Officer
Minorplanet Systems, Inc.
1155 Kas Drive, Suite 100
Richardson, TX  75081

Re:      Minorplanet Systems, Inc. (the "Company")
         Nasdaq Symbol:  MNPL

Dear Mr. Smith:

On October 11, 2002, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, did not comply with Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until April 9, 2003, to regain compliance with the Rule. Furthermore, on April 10, 2003, the Company was provided an additional 180 calendar days, or until October 7, 2003, to regain compliance with the Rule. The Company has not regained compliance in accordance with Marketplace Rule 4310(c)(i)(D).

However, Staff notes that the Company meets the initial listing requirements for The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A).(1) Specifically, the Company qualifies with the $5 million stockholders' equity for the period ended May 31, 2003. As of May 31, 2003, the Company has stockholders' equity of $23,313,000. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will now be provided an additional 90 calendar days, or until January 6, 2004, to regain compliance.(2) If, at anytime before January 6, 2004, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Staff will provide written notification that the Company complies with the Rule.(3) If compliance with this Rule cannot be demonstrated by January 6, 2004, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to a Listing Qualifications Panel.

----------

(1) Marketplace Rule 4310(c)(a)(A) states that "[f]or initial inclusion, the issuer shall have (i) stockholders equity of $5 million; (ii) market value of listed securities of $50 million ...; or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal year or in two of the last three most recently completed fiscal years."

(2) The 90 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 90 days period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.

(3) Under certain circumstances, to ensure that the Company can sustain long-term compliance, Staff may require that the closing bid price equals $1.00 per share or greater for more than 10 consecutive business days, but, generally, not more than 20 consecutive business days before determining that the Company complies. In determining whether to monitor the bid price beyond 10 business days, Nasdaq will consider the following four factors: (i) margin of compliance;
(ii) trading volume; (iii) the number of market makers and the size of their quotes; and, (iv) the trend of the price of the security.

If you have any questions, please do not hesitate to contact me at (301)
978-8048.

Sincerely,


/s/ Marilyn Bacot
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Marilyn Bacot
Listing Analyst
Nasdaq Listing Qualifications